EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of NephroGenex, Inc. on Form S--8 (No. 333-196038) of our report dated March 24, 2015, on our audit of the financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, which report is included in this Annual Report on Form 10-K to be filed on or about March 24, 2015.

/s/ EisnerAmper LLP

March 24, 2015
Jenkintown, PA